Shire Pharmaceuticals Group plc Hampshire International Business Park, Chineham, Basingstoke RG24 8EP UK Tel +44 1256 894000 Fax +44 1256 894708 http://www.shire.com
Exhibit 99.02

14 February 2005

Shire Pharmaceuticals Group plc (the “Company”)

The Company announces that it was notified on 11 February 2005 under Sections 198 to 202 of the Companies Act that Aviva plc, through its subsidiary Morley Fund Management Limited sold 1,027,000 shares on 10 February 2005 and now holds in aggregate 19,228,093 ordinary shares of £0.05p each in the capital of the Company. These holdings represent 3.92 per cent of the issued ordinary share capital of the Company.

T May
Company Secretary

For further information please contact:

Investor Relations

Cléa Rosenfeld	+44 1256 894 160

Notes to editors Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI) and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com